Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc. of our report dated August 23, 2018 relating to the consolidated financial statements of Lantronix, Inc., appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2018.

/s/ Squar Milner, LLP

Newport Beach, California

April 26, 2019